SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

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[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

Commonwealth Energy Corporation.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 8, 2003

Dear Fellow Commonwealth Shareholder:

Here we go again.

For the third time in three years, a proxy fight is being conducted against Commonwealth. A tiny, but noisy, group of shareholders, apparently led by Wayne Moseley and calling itself the Commonwealth Investors Group, has filed a preliminary proxy statement and has begun soliciting proxies seeking to take control of Commonwealth’s Board of Directors by replacing three of Commonwealth’s nominees for Directors with its own nominees. Last year, another small group of shareholders, which also included Mr. Moseley, conducted a proxy contest making many of the same false allegations. Two years ago, a similar proxy contest was conducted by a group carrying the banner of prior management. (As you know, the chairman and CEO of Commonwealth at that time was removed at the insistence of California regulators.)

The result of these activities is more expense for Commonwealth and more distraction for you. We regret that you are, once again, put in the middle.

Based upon what you told us over the past two years, many of you feel overwhelmed and angry about the volume of materials and telephone solicitations that you received, primarily from the small dissident group. We understand your feelings; we feel them too. That is why we have tried to keep these materials brief and are focusing on what is truly important — our efforts to increase the value of your investment.

By now you should have received in the mail a Notice of Annual Meeting of Shareholders for Commonwealth Energy Corporation and Commonwealth’s Proxy Statement. Also, you should have received in a prior mailing a copy of Commonwealth’s Annual Report to Shareholders for the fiscal year ended July 31, 2002.

Enclosed you will find:

•	A letter from Commonwealth’s management team outlining what the Company has achieved on your behalf, addressing some other important matters of interest to Commonwealth’s shareholders and asking for your support.

•	A series of bullet points prepared by Commonwealth’s management team seeking to clarify the facts surrounding a few of the more seriously misleading allegations of the Moseley group. These do not purport to respond to all of the group’s malicious charges. That would require a far larger document, which we believe would be intrusive of your time.

•	A Proxy Statement Supplement that provides some additional information that you should read in connection with the Proxy Statement. It is being sent to you to fulfill certain SEC requirements.

We urge you to please read Commonwealth’s Proxy Statement, Annual Report and the enclosed materials carefully, then cast your vote in favor of the Board’s recommendations.

The bottom line is simple. Who will be the best guardians of your investment? The current Board and management have a proven track record of building Commonwealth into a profitable and promising enterprise and have the business experience to continue to move the Company forward. That is why the Board recommends them. We highly recommend you only vote for the Board’s slate of nominees.

We urge you to not listen to misleading rhetoric. Instead, look at the facts. Be assured that the primary commitment of the Board and of management is to achieve what is best for all shareholders.

We have enclosed with the accompanying Proxy Statement Supplement a duplicate proxy card identical to the proxy card you received with the Proxy Statement. No action is required if you already have voted in favor of the Board’s recommendations and do not want to change your vote. If you have not already voted, whether or not you plan to attend the meeting, please complete, date, sign and promptly return either the enclosed proxy card or the proxy card previously sent to you by Commonwealth.

Sincerely,

Ian B. Carter

Chairman of the Board and
Chief Executive Officer

Commonwealth’s Responses to Moseley Allegations

Many of the issues currently being raised by Mr. Moseley and four other shareholders who call themselves the Commonwealth Investors Group have been raised before and have been answered by Commonwealth to the satisfaction of most shareholders. Because these issues are being revived again and are being presented to you in what we believe is a less than straightforward manner, it is an important part of our fiduciary duty to you to attempt to clarify the facts. We take our duty to you very seriously.

Share Liquidity: Commonwealth’s Board of Directors and management agree that it would be desirable to create liquidity for Commonwealth’s shares. But it must be done in the right way and at the right time, or the result could seriously erode the value of your investment.

For the past year and a half, the Board of Directors and management have actively explored ways to achieve share liquidity, both through possible mergers or by listing our stock. We are continuing to do so. Last year, we held discussions regarding a potential merger with a major public company. While that merger did not occur, we continue to consider merger opportunities that would provide our shareholders reasonable upside potential and with liquidity that also protects their investment.

Our plan last year to list Commonwealth stock on a major exchange or comparable trading market were put on hold when the bottom fell out of the market and energy stocks fell to historic lows. The market for energy stocks remains very depressed.

When the current management team took over three years ago, liquidity was not an issue that could even be seriously considered. Other issues loomed far larger and had to be dealt with first. Commonwealth was on the brink of insolvency, and at one point was only days from potential bankruptcy. The most immediate task was to clean up the financial mess created by the policies of prior management. Today, that has been achieved. Commonwealth now has a sound business plan with real prospects for the future, and it has a strong cash position with no debt.

In addition, in connection with our efforts to list our shares, Commonwealth was forced to spend an inordinate amount of effort resolving a legacy of regulatory, legislative and legal problems created by prior management. Most of these issues have been resolved, and we are committed to resolving all remaining issues as soon as possible in a manner that is in the long-term best interest of Commonwealth.

Dividends: Emerging businesses such as Commonwealth commonly do not pay dividends. The rationale is simple: When companies are in their early growth stage, it is beneficial to retain the capital to fund prospects that promise to create greater value for all shareholders.

Compensation: Despite the success that the Company has achieved, Mr. Carter’s salary for his time at Commonwealth has averaged below the median and his combined salary and bonus for that same period has been at approximately the 60th percentile of similar sized companies, including in Commonwealth’s industry, according to information prepared for our Compensation Committee by the a recognized executive compensation firm, Chase Consulting Group. This means that approximately 40% of CEOs of similar companies are paid more than Mr. Carter.

The Moseley group has sought to mischaracterize Mr. Carter’s employment contract and incentive bonus. His contract was negotiated with the Board, and his bonus is awarded to him annually by an independent Compensation Committee of the Board. In addition, the Moseley group would lead you to believe that the terms of his employment agreement are a secret. They are not. His employment agreement has been publicly filed with the SEC, and an explanation of the Compensation Committee’s reasoning in its decisions are detailed in the Proxy Statement under the heading “Compensation of Executive Officers — Report of the Compensation Committee.” (See pages 24-26.)

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Strategic Plan: Commonwealth has a very specific business plan that encompasses our strategic goals. The plan is updated constantly to keep abreast of the ever-changing marketplace, and it has been defined it in numerous documents for shareholders and the general public, most recently in Commonwealth’s 10-K and Annual Report. Under prior management, no such plan existed.

The first phase of current management’s strategic plan was to clean up the financial mess left behind by prior management. Once that was accomplished and Commonwealth was on sound financial footing, current management was able to focus on the future.

The vision is to expand Commonwealth as a premier provider of energy and energy-related services in North America. In addition, we intend to continue to develop proprietary assets and to acquire companies that will complement our core business and strengths, particularly in energy efficiency products. Diversification is vital to growth.

Calpine Contract: The energy supply contract with Calpine was put in place by prior management. But it was badly mismanaged by them, and Commonwealth was losing money it, as much as $1 million in a month. The reason is simple: Prior management signed up more customers than it could serve with electricity it received under the Calpine contract and other contracts. This meant Commonwealth was forced go into the expensive spot market and buy additional supplies of electricity to make up the difference. In addition, prior management had made agreements to sell electricity to a number of large customers at prices lower than what Commonwealth was paying. But prior management could not figure out what the problem was.

Current management was able to identify the problems and to terminate the number of excess customers, which allowed us to stop the losses. In all, we reduced our customer base by approximately 30,000. Not only were we able to stop being a buyer in the spot market, but we were able to sell any excess supplies in the spot market at a profit. Ultimately, by restructuring our customer base, we enabled the Calpine contract to work in Commonwealth’s favor.

In our view, what current management achieved in handling the Calpine contract, along with many other changes in our business plan, saved Commonwealth from virtually certain insolvency.

Summit Energy Ventures: Summit Energy Ventures, LLC is an investment vehicle that was formed to enable Commonwealth to diversify its business by making strategic investments in energy efficiency product and technology companies. Those investments are made on our behalf and with the approval of an investment committee appointed by Commonwealth. Commonwealth made a $15 million capital contribution to Summit, and approximately half of that has been invested to date. Details of these investments have been disclosed in a number of public documents.

TRIUMPH: TRIUMPH is Commonwealth’s proprietary automated back-office system, which was developed to fulfill Commonwealth’s internal needs and to outsource to third parties. TRIUMPH has been vital to Commonwealth’s success and continues to provide critical back-office functions to us internally, creating significant savings that help offset the cost of developing the system. Initially, potential outsourcing clients for TRIUMPH were other Energy Service Providers. At the peak, more than 300 ESPs existed in California. However, changing market conditions forced all but a handful out of business. Currently, we are pursuing other outsourcing clients for TRIUMPH, including municipalities.

Legacy of Litigation: Regrettably, Commonwealth continues to be involved in more litigation than we would like. However, the cause of this litigation is not current management. Rather, the cause is a small number of individuals who Commonwealth believes have their own agenda and are seeking to benefit themselves at the expense of all shareholders. While the cost to Commonwealth of this litigation is more than we would like, we believe the cost of not defending the Company and all of its shareholders would be far greater.

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Inclusion of Shareholder Proposals: SEC rules require that public companies include in their proxy materials shareholder proposals that address appropriate issues, are not misleading and comply with the SEC’s rules. The SEC ruled that five of the seven proposals submitted by the Moseley group may properly be excluded because they did not satisfy one or more of these criteria. Two of the seven proposals submitted by the Moseley group have been included in the Proxy Statement.

Challenges to the Company’s Integrity and Business Ethics: Our Board and current management resent the inferences attempting to compare Commonwealth to Enron Corporation. Of course, their inferences are not accompanied by any facts. This is mud-slinging at its worst.

We question the integrity of the persons making such baseless statements and those who associate with them. In addition, we must wonder to what ends this group will go to attempt to damage the integrity and reputation of our Company and possibly damage critical relationships with current and future third party strategic partners, investment and financial advisors and other parties who could be instrumental in furthering the business of Commonwealth.

We believe that the vast majority of our shareholders understand that we pride ourselves in being a company of high integrity and business ethics. Commonwealth could never have satisfied the investigation of the California Department of Corporations or the demands of the California Public Utilities Commission if it had been other than an ethical company. We ask you to consider their tactics when you evaluate the message presented by this group.

January 8, 2003

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January 8, 2003

Dear Commonwealth Shareholder:

As we approach our annual shareholder meeting in January, your management team is seeking your continuing support. This team has achieved success in building a strong and profitable Company during its nearly three-year tenure at Commonwealth. The record speaks for itself:

•	Commonwealth has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	During the first quarter of this year, we remained profitable on an operating basis. We also would have remained profitable on the basis of GAAP (Generally Accepted Accounting Principles) except for a onetime charge for potential litigation costs resulting from the actions by prior management.

•	During the last two fiscal years, our shareholder equity has increased by 263%, from $24.2 million at the end of fiscal 2000 to positive $87.9 million at the end of fiscal 2002, and Commonwealth’s assets have risen by 186%, from $35.4 million to $101.2 million. This was achieved despite significant declines in energy company valuations generally over the past year and a half.

•	Commonwealth is one of California’s few Energy Service Providers (ESPs) that has survived - and is one of even fewer that is profitable. In 1999, Commonwealth was one of more than 300 ESPs that was licensed to provide electricity in California. Today, only 11 ESPs remain.*

•	Commonwealth had cash and cash equivalents as of October 31, 2002 of approximately $48.1 million, had only $14.7 million of current liabilities as of that date, and has no long-term debt. This is an excellent position by any standard. By contrast, 80% of the approximately 1,800 comparable-sized companies have long-term debt, and 41% of them have long-term debt that exceeds 30% of their total capitalization.**

•	Current management succeeded in negotiating settlements with the California Department of Corporations and the California Public Utilities Commission regarding a number of serious issues created by prior management. Any of these issues, if left unresolved, could have put Commonwealth out of business.

•	During its most recent fiscal year ended July 31, 2002, Commonwealth increased megawatt hours billed by an impressive 32% over the prior fiscal year as a result of an increase in the number of the Company’s commercial end-users. Commonwealth now retains the largest share of competitive electric supply customers in California (72%) and Philadelphia (28%), and within the past five months has acquired nearly 1,000 new business customers in the Detroit, Michigan territory.***

Despite this impressive record of achievements, a small group of individuals continues to agitate against current management. We believe this effort involves individuals with a personal agenda who are not acting in the benefit of all shareholders. For the past two years, similar campaigns were conducted by many of the same individuals, causing unnecessary expense for the Company and its shareholders and substantial distraction for management. Shareholders rebuffed those efforts, and we urge you to reject this one as well.

        We have been informed that some of you have begun receiving phone calls from these individuals, and the callers are making numerous allegations about the Company, its record and current management that are simply untrue. We believe that this campaign by a few individuals may be both confusing and irritating to the majority of shareholders.

        The record of this management has been reported in our public documents filed with the Securities and Exchange Commission and in this letter. It is a record to be proud of.

        Current management took a company that was essentially in shambles and developed a new business model that built Commonwealth into a strong player in its core energy supply business. We are concerned that those who are opposing current management would undermine what management has helped us achieve.

        We request that you carefully read our Annual Report and proxy materials. We urge you to return your proxy voting card which was enclosed with our proxy materials as soon as possible in favor of the recommendations of the Commonwealth Board of Directors. If you have previously sent a proxy card to the dissident group and wish to change your vote in favor of our Board’s recommendations, simply sign, date and return the card accompanying Commonwealth’s proxy materials.

        We believe the record demonstrates current management has done an outstanding job, and we thank you in advance for your continuing support.

Source:

*	As of October 31, 2002, according to Direct Access Service Reports maintained by the California Public Utilities Commission (CPUC).
**	Based on a study prepared for Commonwealth which included statistics based on data published by Standard & Poor’s Research Insights as of December 5, 2002. Statistics set forth in the Study are based on latest fiscal year data provided by Research Insights for listed companies whose stock is traded on an exchange or over the counter.
***	As of October 31, 2002, according to data provided by the CPUC, the Pennsylvania Office of Consumer Advocate and PJM Interconnection, L.L.C.

PROXY STATEMENT SUPPLEMENT
Election of Directors
Why You Should Vote for the Commonwealth Nominees
Submission and Revocation of Proxies
Voting Procedures
Cumulative Voting
How Your Shares Will Be Voted
Method and Expenses of Solicitation
Participants in the Company’s Proxy Solicitation
Information Regarding Ownership of the Company’s Securities By Participants
Purchases and Sales of Securities
Certain Additional Information Regarding Participants

Commonwealth Energy Corporation

15901 Red Hill Avenue, Suite 100
Tustin, California 92780

PROXY STATEMENT SUPPLEMENT

        We are providing this proxy statement supplement (the “Supplement”) to supplement the information contained in our Proxy Statement dated December 20, 2002 (the “Proxy Statement”) relating to the Annual Meeting of Shareholders of Commonwealth Energy Corporation (the “Company”) to be held on Tuesday, January 21, 2003 at 10:00 a.m., California time, and at any adjournments thereof (the “Annual Meeting”). This Supplement contains updated information with respect to a number of recent developments and should be read in conjunction with the Proxy Statement. This Supplement is first being mailed to shareholders on or about January 9, 2003.

Election of Directors

        At the Annual Meeting, shareholders will consider and vote upon the election of seven directors to hold office for one year terms expiring at our next annual meeting, until his or her respective successor is elected and qualified. Seven persons, Ian B. Carter, Craig G. Goodman, Junona A. Jonas, Robert C. Perkins, William J. Popejoy, Joseph P. Saline, Jr., and Eugene R. Sullivan, have been nominated by our Board of Directors for election at the Annual Meeting (the “Commonwealth Nominees”).

        As you may know, a dissident shareholder group calling itself the Commonwealth Investors Group, comprised of Wayne Moseley, Michael Garren, Louis Vocke, L. William Putnam and Hideto Kakiki (collectively, the “Moseley Group”), has filed preliminary proxy materials with the Securities and Exchange Commission (the “SEC”). The Moseley Group has commenced a proxy solicitation seeking to take control of your Board by soliciting votes to replace three of the Board’s nominees for directors with their own nominees. The Moseley’s Group’s preliminary proxy materials indicate that the Moseley Group will be soliciting proxies in support of Claire Simonelli, Don Coltrain and Wayne Moseley. The Moseley Group also states that they are willing to support two of the Commonwealth Nominees, Joseph Saline, Jr. and Eugene R. Sullivan. With respect to the two final director positions, the Moseley Group has not disclosed who they will support.

        Your board strongly urges you NOT to return any proxy card sent to you by the Moseley Group. The best way to support the Commonwealth Nominees and the Board’s recommendations is to vote FOR the Commonwealth Nominees on the Company’s proxy card. No action is required if you have already voted and do not want to change your vote. If you have not already voted, whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card or the proxy card previously sent to you by the Company in the enclosed self-addressed envelope as promptly as possible.

Why You Should Vote for the Commonwealth Nominees

        The Board has concluded that the election of the Moseley Group nominees would not be in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote FOR the Commonwealth Nominees. Set forth below are the principal reasons to vote FOR the Commonwealth Nominees.

        A vote for the Commonwealth Nominees is a vote for continuing the Company’s recent success. The Board believes that the Company’s recent record of achievement speaks for itself, and that there is no need for a change. The Company’s recent successes include:

•	The Company has been profitable for the two most recent fiscal years and for 7 of the past 9 quarters.

•	Under the current Board, the Company remained profitable on an operating basis during the first quarter of this year. The Company also would have remained profitable on the basis of GAAP (Generally Accepted Accounting Principles) except for a onetime charge for potential litigation costs resulting from the actions by prior management.

•	During the last two fiscal years, despite significant declines in energy company valuations generally over the past year and a half, the Company’s shareholder equity has increased by 263%, from $24.2 million at the end of fiscal 2000 to positive $87.9 million at the end of fiscal 2002, and the Company’s assets have risen by 186%, from $35.4 million to $101.2 million.

•	The Company is one of California’s few Energy Service Providers (ESPs) that has survived in difficult times. As discussed above, not only has the Company survived, but it has been profitable.

•	The Company had cash and cash equivalents as of October 31, 2002 of approximately $48.1 million, had only $14.7 million of current liabilities as of that date, and has no long-term debt. This is an excellent position by any standard.

•	The Company succeeded in negotiating settlements with the California Department of Corporations and the California Public Utilities Commission regarding a number of serious issues created by prior management.

•	The current Board is moving the Company forward with a business plan that we believe will keep the Company moving in a positive direction. The Company’s plans are described in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which we encourage you to read.

•	During its most recent fiscal year ended July 31, 2002, the Company increased megawatt hours billed by an impressive 32% over the prior fiscal year as a result of an increase in the number of the Company’s commercial end-users. Under the current Board, the Company has improved its market position in California and Philadelphia, and has begun to expand in the Detroit, Michigan market.

        Given these reasons, your board strongly recommends that you support the Commonwealth Nominees, by voting FOR the Commonwealth Nominees.

        The best way to support the Commonwealth Nominees and the Board’s recommendations is to vote FOR the Commonwealth Nominees. No action is required if you have already voted and do not want to change your vote. If you have not already voted, whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card or the proxy card previously sent to you by the Company in the enclosed self-addressed envelope as promptly as possible.

        Your Board strongly urges you NOT to return any proxy card sent to you by the Commonwealth Investors Group, referred to herein as the Moseley Group.

Submission and Revocation of Proxies

        We have enclosed with this Supplement a duplicate proxy card identical to the proxy card you received with your Proxy Statement. No action is required if you have voted and do not want to change your vote. If you have not already voted, whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card or the proxy card previously sent to you by the Company in the enclosed self-addressed envelope as promptly as possible.

        You may revoke your proxy prior to its exercise. You may do this by (a) delivering to the Secretary of the Company, John A. Barthrop, at or prior to the Annual Meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked, or (b) voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke your proxy.

Voting Procedures

        Our Bylaws provide for not less than five nor more than nine directors, the exact number within the range being set by our Board of Directors from time to time. Currently, our Board of Directors has set that number at seven directors.

        Seven persons, Ian B. Carter, Craig G. Goodman, Junona A. Jonas, Robert C. Perkins, William J. Popejoy, Joseph P. Saline, Jr., and Eugene R. Sullivan, have been nominated by our Board of Directors for election at the Annual Meeting. The Moseley Group has indicated that it intends to nominate at least three additional candidates at the Annual Meeting. In addition, it is possible that other candidates may be nominated by the Company’s shareholders at the Annual Meeting. The seven nominees receiving the highest number of votes “FOR” a director will be elected as directors.

Cumulative Voting

        With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock and Series A Preferred Stock will be entitled to seven votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes.

        If you sign and return the enclosed proxy card or the proxy card previously sent to you by the Company, you will grant the proxy holders discretionary authority to cumulate votes. As a result, if a shareholder gives notice at the Annual Meeting, prior to the voting, of his or her intention to cumulate votes, the proxy holders will have discretion to cumulate votes and distribute such votes to one or more of the Commonwealth Nominees in whatever manner they deem appropriate; provided, however, that no votes will be allocated to any nominee with respect to whom authority to vote has been withheld.

How Your Shares Will Be Voted

        If you sign and return the enclosed proxy card or the proxy card previously sent to you by the Company, and do not subsequently revoke your proxy, your shares will be voted as directed. If no directions are specified, such proxies will be voted (a) FOR the election of the Commonwealth Nominees for Directors, (b) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors; (c) AGAINST the shareholder proposal to amend the Company’s bylaws to prohibit the Company’s Board of Directors from amending bylaws that have been approved by the Company’s shareholders; and (d) AGAINST the shareholder proposal to amend the Company’s bylaws to set the compensation of the Company’s non-employee directors and provide for mandatory indemnification of non-employee directors. For a more information regarding these matters, please read the Proxy Statement.

        As described above, in the event the Directors are to be elected by cumulative voting, the proxies will have discretion to cumulate votes and distribute such votes to one or more of the nominees listed above in whatever manner they deem appropriate; provided, however, that no votes will be allocated to any nominee with respect to whom authority to vote has been withheld.

        In addition, certain members of the Moseley Group submitted other proposals for inclusion in the proxy statement, which the Company omitted from the Proxy Statement pursuant to Rule 14a-8 of the Securities and Exchange Commission’s proxy rules. The Moseley Group refers to these proposals in its proxy materials. If these shareholders should present these proposals at the Annual Meeting, it is the intention of the persons named in the Company’s proxy to vote against such proposals. If any other matters are properly brought before the Annual Meeting, the persons named in the Company’s proxy will vote the shares represented by it in accordance with their best judgment.

Method and Expenses of Solicitation

        The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock and Series A Preferred Stock. In addition to solicitations by mail, directors and executive officers of the Company may solicit proxies personally or by telegraph, telephone, facsimile, electronic mail or overnight courier without additional compensation.

        The Company has retained Sitrick And Company to assist in the solicitation of proxies by mail, personally or by telephone or other means of communication, for a fee estimated at $35,000 plus expenses. It is anticipated that approximately four persons will be used by Sitrick And Company in its solicitation efforts. Total expenditures for the solicitation of proxies (including the estimated fee payable to Sitrick And Company and fees of attorneys, accountants, public relations or financial advisors, solicitors, printing, transportation and other costs incidental to the solicitation but excluding the amount normally expended for a solicitation for an election of directors) are estimated to be $125,000. The Company has not made any cash expenditures to date in connection with the solicitation.

Participants in the Company’s Proxy Solicitation

        The following table sets forth certain information with respect to each director, executive officer and employee of the Company who may assist in soliciting proxies from the Company’s shareholders. The principal occupation or employment of the Company’s directors and executive officers and the name and principal business of any corporation or organization in which such employment is carried on are set forth under the captions “Proposal I — Election of Directors — Information About the Director Nominees” and “Information About the Company’s Executive Officers” in the Proxy Statement which also contains additional biographical and other information concerning each such person. Mr. Nelson is the Associate General Counsel for the Company.

Name	Business Address

Ian B. Carter	*
Craig G. Goodman	National Energy Marketers Association (NEMA) 3333 K Street, NW, Suite 425 Washington, D.C. 20007
Junona A. Jonas	Alameda Power & Telecom 2000 Grand Street Alameda, California 94501
Robert C. Perkins	Hospital Management Services 211 E. Imperial Highway, Suite 102 Fullerton, California 92835
William J. Popejoy	18800 Von Karman Avenue, Suite 180 Irvine, California 92612
Joseph P. Saline, Jr.	Northrop Grumman Corporation 21240 Burbank Boulevard Woodland Hills, California 91367-6675
Eugene R. Sullivan	6307 Massachusetts Avenue Bethesda, Maryland 20816
Richard L. Paulsen	*
James L. Oliver	*
John A. Barthrop	*
Scott A. Petterson	*
Roy Reeves	*
Michael G. Nelson	*

*	Principal business address is Commonwealth Energy Corporation 15901 Red Hill Avenue, Suite 100, Tustin, California 92780

Information Regarding Ownership of the Company’s Securities By Participants

        The number of shares of the Company’s Common Stock and Series A Preferred Stock held by directors and the named executive officers as of November 22, 2002, the record date for the Annual Meeting (the “Record Date”) is set forth in the Proxy Statement under the caption, “Security Ownership of Certain Beneficial Owners and Management.” The number of shares of the Company’s Common Stock beneficially held by Roy Reeves as of the Record Date was 112,500, all of which are shares of Common Stock issuable within 60 days of the Record Date upon the exercise of options and other rights beneficially owned by Mr. Reeves on that date. The number of shares of the Company’s Common Stock beneficially held by Michael G. Nelson as of the Record Date was 75,000, all of which are shares of Common Stock issuable within 60 days of the Record Date upon the exercise of options and other rights beneficially owned by Mr. Nelson on that date.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to all shares of Common Stock. To our knowledge, except under applicable community property laws or as otherwise indicated, Mr. Reeves and Mr. Nelson have sole voting and sole investment control with respect to all shares of Common Stock beneficially owned. None of the Company, its directors or any executive officer or employee named in this Supplement owns any shares of Common Stock or Series A Preferred Stock of record but not beneficially.

Purchases and Sales of Securities

        The following table sets forth information concerning all purchases and sales of securities of the Company by the participants listed below during the past two years.

	Date of	Nature of
Name	Transaction	Transaction	Class of Securities	Number of Shares

Robert C. Perkins	12/31/2001	Purchase	Common Stock	20,000
Robert C. Perkins	12/18/2002	Sale	Common Stock	20,000
John A. Barthrop	1/6/2003	Purchase	Common Stock	48,000

Certain Additional Information Regarding Participants

        Other than as disclosed in this Supplement or in the Proxy Statement, none of the Company, any of its directors or any executive officers named in this Supplement owns any securities of the Company or any subsidiary thereof, beneficially or of record, has purchased or sold any of such securities within the last two years, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Supplement or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors and executive officers named in this Supplement, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be voted upon at the Annual Meeting.

        Other than as disclosed in this Supplement or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or executive officers named in this Supplement is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any class of securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

        Other than as set forth in this Supplement or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or executive officers named in this Supplement, or any of their associates, has had or will have a direct or indirect material interest in any transactions or series of transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

        Other than as set forth in this Supplement or in the Proxy Statement, to the knowledge of the Company, none of the Company, its directors or executive officers named in this Supplement, or any of their associates, has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

IMPORTANT

1.	Your proxy is important no matter how many Commonwealth Energy Corporation shares you own. Be sure to vote on the enclosed proxy card or the proxy card previously sent to you by the Company. The Company urges you NOT to sign any proxy card sent to you by the Commonwealth Investors Group (referred to herein as the Moseley Group).

2.	If you have already submitted a proxy card to the Moseley Group for the Annual Meeting, you may change your vote to a vote “FOR” the election of Commonwealth’s nominees and “AGAINST” the Moseley Group ’s slate by signing, dating and returning the enclosed proxy card, which must be dated after any proxy card you may previously have submitted to the Company. Only your last dated proxy card for the Annual Meeting will count at the Annual Meeting.

3.	If any of your shares is held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the enclosed proxy card or the proxy card previously sent to you by the Company proxy card “FOR” the election of Commonwealth’s nominees.

4.	If you have any questions or need assistance in voting your shares, please contact Roy Reeves, our Vice President of Marketing, using the following contact information:

Roy Reeves, Vice President, Marketing

15901 Red Hill Avenue, Suite 100
Tustin, California 92780
Telephone: 1-800-ELECTRIC
E-mail: rreeves@electric.com

or our proxy solicitors, Sitrick And Company, at the number set forth below:

Sitrick And Company

1840 Century Park East, Suite 800
Los Angeles, California 90067-2109
Call Toll Free: (866) 427-6469

        It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the enclosed proxy card or the proxy card previously sent to you by the Company in the envelope which has been enclosed.

By Order of the Board of Directors,

John A. Barthrop
Secretary

Tustin, California
January 8, 2003

Proxy — Commonwealth Energy Corporation

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
COMMONWEALTH ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of Commonwealth Energy Corporation, a California corporation (the “Company”), hereby appoints Ian B. Carter and John A. Barthrop, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on January 21, 2003, and at any and all adjournments, to vote all shares of the capital stock of said Company held of record by the undersigned on November 22, 2002, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED (A) FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE; (B) FOR PROPOSAL 2 ON THE REVERSE SIDE; (C) AGAINST PROPOSALS 3 AND 4 ON THE REVERSE SIDE; AND (D) IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting. In the event the Directors are to be elected by cumulative voting, the proxies will have discretion to cumulate votes and distribute such votes to one or more of the nominees listed above in whatever manner they deem appropriate; provided, however, that no votes will be allocated to any nominee with respect to whom authority to vote has been withheld.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

000000 0000000000 0 0000
Commonwealth Energy Corporation
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MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

     Annual Meeting Proxy Card

A	Election of Directors

1.	These nominees have been proposed by the Company. The Board of Directors recommends a vote FOR the nominees listed.

	For	Withhold		For	Withhold
01 — Ian B. Carter	[ ]	[ ]	05 — William J. Popejoy	[ ]	[ ]

02 — Craig G. Goodman	[ ]	[ ]	06 — Joseph P. Saline, Jr.	[ ]	[ ]

03 — Junona A. Jonas	[ ]	[ ]	07 — Eugene R. Sullivan	[ ]	[ ]

04 — Robert C. Perkins	[ ]	[ ]

B	Issues

Proposal 2 has been proposed by the Company. Proposals 3 and 4 have been proposed by certain shareholders of the Company. The Board of Directors recommends a vote “FOR” Proposal 2 and “AGAINST” Proposals 3 and 4.

		For	Against	Abstain
2.	RATIFICATION OF INDEPENDENT AUDITORS: Proposal to ratify the appointment of Ernst & Young, LLP as the Company’s independent auditors.	[ ]	[ ]	[ ]

3.	SHAREHOLDER PROPOSAL: Proposal to amend the Company’s Bylaws to prohibit the Company’s Board of Directors from amending or repealing Bylaws that have been approved by the Company’s shareholders.	[ ]	[ ]	[ ]

	For	Against	Abstain
4.	SHAREHOLDER PROPOSAL:
Proposal to amend the Company’s Bylaws to: (a) set the compensation of the Company’s non-employee directors and (b) provide for mandatory indemnification of non-employee directors.	[ ]	[ ]	[ ]

Please check this box with an X if you plan to attend the Annual Meeting	[ ]

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.